UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) January 25, 2008
Delphi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14787	38-3430473

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5725 Delphi Drive, Troy, MI	48098

(Address of Principal Executive Offices)	(Zip Code)
(248) 813-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 8.01 OTHER EVENTS
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
2007 Short-Term Incentive Plan
2007 Long-Term Incentive Plan
Supplemental Executive Retirement Plan
Salaried Retirement Equalization Savings Program
Confirmed Joint Plan of Reorganization
Stipulation Modifying Agreement

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On January 25, 2008, the United States (“U.S.”) Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) approving and confirming Delphi Corporation’s (“Delphi” or the “Company”) First Amended Joint Plan of Reorganization (as confirmed, the “Plan”) under chapter 11 of title 11 of the U.S. Bankruptcy Code, 11 U.S.C. §§ 101-1330, as then amended (the “Bankruptcy Code”) which, among other things, provides for the adoption of the Delphi Corporation 2007 Short-Term Incentive Plan (the “STIP”), the Delphi Corporation 2007 Long-Term Incentive Plan (the “LTIP”), the Delphi Corporation Supplemental Executive Retirement Program (the “DB SERP”) and the Delphi Corporation Salaried Retirement Equalization Savings Program (the “SRESP”). The STIP, LTIP, DB SERP and SRESP will become effective only on the consummation of Delphi’s Plan, which is anticipated to occur before March 31, 2008 (the “Effective Date”). Currently it is expected that eligible participants upon the Effective Date will include the Company’s approximately 560 global executives, including its principal executive officer, principal financial officer, other executive officers and controller and chief accounting officer.
A. Delphi Corporation 2007 Short-Term Incentive Plan
The purpose of the STIP is to motivate and reward performance and provide cash incentive awards, limited to an annual individual maximum of $7.5 million, to eligible employees who contribute to the success of the Company. The STIP is available for incentive programs not to exceed a period of one year for eligible employees. Awards may be made under the STIP until the tenth anniversary of the Effective Date.
The STIP is administered by the Compensation and Executive Development Committee of the Delphi Corporation Board of Directors (the “Committee”). Pursuant to its full power and authority to construe and interpret the plan, the Committee will, among other things, determine the selection of employees for participation in the plan, authorize annual target award grants to such employees and establish the performance levels at which such awards will be earned. Prior to the grant of any target award, the Committee will establish performance levels for each award, including minimum and maximum performance levels for such award. Awards are based on specified business goals, which could include but are not limited to return on assets, return on equity, working capital, total stockholder return, cash flow, net income, and earnings per share.
Final awards will be determined based on the performance achieved versus the goals established at the beginning of the period. The Committee may adjust awards upward or downward, except that adjustments to awards issued to a “covered officer” (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)) may only be adjusted downward. Any award to a covered officer will be paid only after written certification by the Committee that the applicable performance goals have been attained.
Receipt of an award is conditioned on continued employment with the Company. Except as otherwise determined by the Committee, if an employee quits or is dismissed for cause before the end of any performance period, the employee will not be eligible to receive the final award. If employment terminates because of death, retirement, permanent disability, or any other termination approved by the Committee, the Committee has discretion to waive the requirement of continued employment and pay a reduced award based on a partial year’s employment. In addition, if the Company’s financial results are materially restated, the Committee may determine that certain employees will be required to forfeit the right to receive future payments and, in some events, may require these employees to repay any prior payments determined to have been inappropriately received.
On the effective date of any change in control (as defined in the STIP) of the Company, all awards will be paid in a single lump sum on a pro rata basis based on the greater of target award or actual performance.
The Committee generally may amend, modify, suspend or terminate the STIP at any time. Stockholder approval, however, is required for certain amendments to preserve the exemption of awards granted under the plan from the limitations of deductibility imposed by Section 162(m) of the Code.
A copy of the STIP is attached as Exhibit 99(a) to this Form 8-K and is incorporated herein by this reference.
B. Delphi Corporation 2007 Long-Term Incentive Plan
The purpose of the LTIP is to provide incentive award programs to attract and retain exceptional employees, to align such employees with the long-term strategies of the Company and to best align the employee interests with those of Delphi’s stockholders. The plan is designed to permit the payment of compensation that qualifies as performance-based compensation under Section 162(m) of the Code and provides for the grant of various stock-based and cash-based awards, including stock options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units. Awards may be made under the plan until the tenth anniversary of the Effective Date.
The maximum number of shares of Delphi common stock available for issuance under the LTIP will be a number of shares of common stock equal to eight percent (8%) of the number of fully diluted shares of common stock outstanding immediately following consummation of the Company’s Plan and the transactions contemplated thereby. Awards of stock options and SARs are limited to an annual individual maximum of 1,000,000 shares and awards of restricted stock and restricted stock units are limited to an annual individual maximum of 500,000 shares. Cash awards are limited to an annual individual maximum of $10 million.
The Committee is responsible for administering the plan. The Committee will select employees, including eligible employees outside of the U.S., for participation in the plan and will determine the terms and conditions of exercise, including vesting and any additional Company or individual performance-based conditions, of all equity awards granted under the plan. Supplemental rules applicable to certain employees outside of the U.S. are set forth in the Appendices of the plan.
Stock options may be either non-qualified stock options or options intended to qualify as incentive stock options within the meaning of Section 422 of the Code. The exercise price of a stock option or a SAR will be equal to or greater than the fair market value of Delphi common stock on the date of grant. The term of any stock option or SAR may not exceed ten years. All shares purchased upon exercise of any stock option must be paid for in full at the time of purchase, which payment may be in cash, through the delivery of Delphi common stock (including by having the Company withhold shares of Delphi common stock otherwise issuable upon exercise), a combination of cash and stock, or, if authorized by the Committee, in accordance with a cashless exercise program approved by the Committee.
Upon vesting of all or any portion of a grant of restricted stock or restricted stock units, the percentage of the grant then vesting will be applied to the total number of restricted stock or restricted stock units covered by such grant, and the proportionate number of shares (disregarding fractional units) will be paid to the participant in the form of shares of Delphi common stock, in cash based on the fair market value of the corresponding shares on the vesting date, or a combination thereof as the Committee in its sole discretion will determine.
The LTIP also provides for the grant of performance-based cash awards. Performance levels are established by the Committee prior to or during the first quarter of the performance period. Performance goals will be based on specified business criteria, including but not limited to return on assets, asset turnover, return on equity, return on capital, economic value added, total stockholder return, and capacity utilization. The Committee may adjust performance-based awards upward or downward, except that awards issued to a covered officer may only be made to reduce, not increase, an award. In addition, no award to a covered officer will be paid unless the performance is certified in writing by the Committee.
Generally, awards are cancelled when an employee quits or is dismissed for any reason before the first anniversary of the grant date. In the case of retirement more than one year after the grant date, an employee may retain his or her stock options and SARs until the earlier of their expiration date or five years from the employee’s retirement date. Upon an employee’s death or permanent disability more than one year after the grant date, the employee’s options and SARs will remain outstanding until the earlier of their expiration date or three years from the date of the employee’s death or permanent disability. Awards of restricted stock and restricted stock units will vest immediately upon an employee’s retirement, permanent disability, or death more than one year after the grant date, although cash performance awards may be pro-rated based on the number of eligible months the employee was employed over the total award period. Any employee or former employee who engages in misconduct before the second anniversary of his or her termination of employment will be required to forfeit outstanding awards, forfeit the right to receive any future awards, and repay any amounts received in connection with previous awards, including any profits realized on the sale of company stock received pursuant to an award.
Upon a change in control (as defined in the LTIP), all outstanding time-based equity awards will vest and any performance-based equity awards will vest upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale. Any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance. If upon a change in control the consideration paid to holders of shares of Delphi’s common stock is solely cash, the Committee may provide that each award will be cancelled in exchange for a cash payment.
The Committee has the right to amend, modify, suspend or terminate the LTIP. However, stockholder approval is required for certain amendments, including, among other things, increasing the maximum number of shares of common stock for which awards may be granted, granting stock options or SARs at a discount, or permitting exercise of a stock option or SAR without full payment at the time of exercise. In addition, stockholder approval must be obtained for any amendment that would require stockholder approval as a matter of law or under any listing standards or other regulations applicable to Delphi common stock. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting Delphi common stock, the Committee may adjust the share reserve, the individual award limits, or the number and exercise price of shares of common stock subject to outstanding awards granted under the plan.
A copy of the LTIP for employees in the U.S. is attached as Exhibit 99(b) to this Form 8-K and is incorporated herein by this reference.
C. Delphi Corporation Supplemental Executive Retirement Program
The DB SERP is an unfunded, nonqualified defined benefit plan that provides a benefit in conjunction with the Delphi Retirement Program for Salaried Employees (the “SRP”), a tax-qualified defined benefit pension plan. The purpose of the DB SERP is to assure that eligible retiring salaried executive employees of the Company are eligible to receive an overall level of retirement benefits that are competitive with the peer group of companies selected by the Committee. The Company administers the DB SERP separately and distinctly from the SRP.
The DB SERP is closed to new participants as of the day preceding the Effective Date. Benefits under the DB SERP will be frozen based solely on service accrued before such time and no new benefits will be accrued under the DB SERP. To be eligible to receive a benefit under the DB SERP, an executive employee must be a regular executive employee at retirement, have at least ten years of service and be 55 years old at retirement. In addition, an executive employee otherwise eligible to participate in the DB SERP will be entitled to a benefit under the DB SERP if he or she is involuntarily separated from service without cause (or if he or she has entered into an employment agreement with the Company, leaves for “good reason” (as defined in an applicable employment agreement) and has at least five years of service with the Company. In such cases, payment of the benefit will then be deferred until he or she is at least 55 years old. For a period of two years following separation from employment, any retired executive employee entitled to receive a benefit under the DB SERP may not compete with the Company without the Company’s consent.
Benefits under the DB SERP are paid under either the Regular Formula or the Alternative Formula. The Regular Formula provides a benefit equal to 2% of the executive employee’s average monthly base salary multiplied by the executive employee’s total years of SRP Part B and Part C service less the sum of (i) the unreduced monthly SRP pension benefits to which the executive employee is entitled and (ii) 2% multiplied by the maximum allowable social security benefit multiplied by the total of the executive’s SRP Part A and Part C service as of the Effective Date. The Alternative Formula provides a benefit equal to 1.5% of the executive employee’s average monthly base salary plus average monthly annual incentive compensation multiplied by the executive employee’s total years of SRP Part B and Part C service (capped at 35 years) less the sum of (1) the unreduced monthly SRP benefits to which the executive employee is entitled and (2) the maximum allowable social security benefit. However calculated, benefit amounts will be reduced for early retirement before age 62. Following the date of the freeze, no additional years of credited service, base salary increases or incentive compensation awards will be used in the calculation of the benefit under the DB SERP.
Benefits under the DB SERP are paid as a five-year monthly annuity beginning on the later of (A) the first day of the month at least 15 days after the employee’s separation from service and (B) the first day of the first month following the employee’s 55th birthday, except that any payment to a “specified employee” (as defined under Section 409A of the Code) will be delayed to the extent required thereunder. Death benefits are paid in a lump sum to the spouse and/or beneficiary of an executive employee who was eligible for benefits under the plan at the time of his or her death. Benefits under the DB SERP may be reduced by any amounts owed by the employee to the Company.
The Company may amend, modify, suspend, or terminate the DB SERP at any time, except that no amendment, modification, suspension or termination may be made without the written consent of the executive employee if such action would adversely affect any accrued DB SERP benefit.
A copy of the DB SERP is attached as Exhibit 99(c) to this Form 8-K and is incorporated herein by this reference.
D. Delphi Corporation Salaried Retirement Equalization Savings Program
The SRESP is a funded, non-qualified defined contribution plan that will replace the Company’s pre-existing supplemental retirement programs and will be maintained primarily for the purpose of providing deferred compensation to certain executives, managers and other highly-compensated employees of the Company. The purpose of this program is to supplement the Company’s tax-qualified defined contribution savings plan and allow Company nonelective contributions and matching contributions to be made into a nonqualified defined contribution savings plan in situations where legal limitations under the tax-qualified defined contribution savings plan have been reached.
A participant is always 100% vested in the amounts credited to his or her account that are attributable to his or her deferrals. A participant will also be 100% vested in his or her employer and matching contributions.
Distributions from a participant’s account will be made according to elections, made or deemed made by, the participant, except that distributions to “specified employees” (as defined under Section 409A of the Code) will not be made before a date that is six (6) months after the specified employee’s separation from service. A participant may elect to receive his or her vested account upon a separation from service or on a specified date, which amount will be distributed, in each case, in a single lump sum. Upon death, the vested account will be distributed in a single lump sum.
The Company reserves the right to amend the plan, except that no amendment can directly or indirectly deprive any current or former participant or beneficiary of all or any portion of his account which had accrued prior to the amendment. In addition, the Company may terminate the plan if all substantially similar arrangements are terminated, no payments (except required payments) are made within twelve (12) months after termination, all payments are made within twenty-four (24) months after termination, and the employer does not adopt a new substantially similar arrangement within five (5) years following termination.
A copy of the SRESP and its adoption agreement are attached as Exhibit 99(d) to this Form 8-K and is incorporated herein by this reference.
ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP
As previously disclosed, on October 8 and 14, 2005, Delphi and certain of its subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under the Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Court is jointly administering these cases as “In re Delphi Corp., et al., Case No. 05-44481 (RDD).” The Debtors continue to operate their businesses and manage their properties as debtors-in-possession under Bankruptcy Code sections 1107(a) and 1108. On October 17, 2005, the Office of the U.S. Trustee (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). On April 28, 2006, the U.S. Trustee appointed an official committee of equity holders (the “Equity Committee,” and together with the Creditors’ Committee, the “Statutory Committees”).
As previously disclosed, on December 10, 2007, by the order approving (I) the Disclosure Statement (as defined below), (II) A Voting Record Date, Voting Deadline, And Procedures For Temporary Allowance Of Certain Claims For Voting Purposes, (III) Procedures For Filing Objections To The Plan Of Reorganization, (IV) Procedures For Soliciting And Tabulating Votes On The Plan, (V) A Hearing Date To Consider Confirmation Of The Plan, (VI) Cure Claim Procedures, (VII) Procedures For Resolving Disputes Relating To Postpetition Interest, and (VIII) Reclamation Claim Procedures (Docket No. 11389), the Bankruptcy Court approved the adequacy of information provided in the Disclosure Statement for the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”).
On January 25, 2008, the Bankruptcy Court entered the Confirmation Order (Docket No. 12359) approving and confirming the Debtors’ Plan. Capitalized terms used in this Item 1.03 but not otherwise defined herein have the meanings given to such terms in the Plan. The Effective Date of the Plan is anticipated to occur before March 31, 2008. However, the Debtors can make no assurance as to when, or ultimately if, the Plan will become effective. Effectiveness of the Plan is subject to a number of conditions, including the completion of the transactions contemplated by the Investment Agreement, the entry of certain orders by the Bankruptcy Court and the obtaining of exit financing. The transactions contemplated by the Investment Agreement also are subject to a number of conditions. There can be no assurances that such exit financing will be obtained or such other conditions will be satisfied, and we cannot assure you that the Plan will become effective on the terms described herein or at all. It is also possible that certain technical amendments could be made to the Plan prior to its effectiveness. A copy of the Plan, as confirmed, is attached as Exhibit 99(e) to this Current Report on Form 8-K and is incorporated herein by reference. Copies of other pleadings filed with the Bankruptcy Court, as well as all Exhibits to the Plan including those filed on December 28, 2007, are publicly available along with the docket and other case information by accessing the Delphi Legal Information Website at www.delphidocket.com.
The following is a summary of the material terms of the Plan. This summary highlights only certain provisions of the Plan and is not a complete description of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan.
A. Plan Of Reorganization
The Plan contemplates the reorganization of the Debtors and the resolution of certain outstanding Claims against and Interests in the Debtors. Subject to the specific provisions set forth in the Plan, certain of the prepetition obligations owed to unsecured Creditors of the Debtors will, as a general matter, be converted into New Common Stock to be issued by the

Reorganized Debtors. Moreover, on the Effective Date the Existing Common Stock, as well as rights or Claims arising in connection therewith, will be cancelled. Secured Claims, Flow-Through Claims, and Interests in the Affiliate Debtors are Unimpaired under the Plan, which means, in general, that the Plan will leave their legal, equitable and contractual rights unaltered. The Plan provides for the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan. For purposes of the Plan, the Delphi — DAS Debtors shall be substantively consolidated; the DASHI Debtors shall be substantively consolidated; the Connection System Debtors shall be substantively consolidated; the Specialty Electronics Debtors shall be substantively consolidated; the remaining Debtors shall not be substantively consolidated. None of the substantively consolidated Debtor entities shall be consolidated with each other.
The Debtors are the following entities: ASEC Manufacturing General Partnership, Delphi Furukawa Wiring Systems LLC, ASEC Sales General Partnership, Delphi Integrated Service Solutions, Inc., Aspire, Inc, Delphi International Holdings Corp., Delco Electronics Overseas Corporation, Delphi International Services, Inc., Delphi Automotive Systems (Holding), Inc., Delphi Liquidation Holding Company, Delphi Automotive Systems Global (Holding), Inc., Delphi LLC, Delphi Automotive Systems Human Resources LLC, Delphi Mechatronic Systems, Inc., Delphi Automotive Systems International, Inc., Delphi Medical Systems Colorado Corporation, Delphi Automotive Systems Korea, Inc., Delphi Medical Systems Corporation, Delphi Automotive Systems LLC, Delphi Medical Systems Texas Corporation, Delphi Automotive Systems Overseas Corporation, Delphi NY Holdings Corporation, Delphi Automotive Systems Risk Management Corp., Delphi Receivables LLC, Delphi Automotive Systems LLC, Delphi Services Holding Corporation, Delphi Automotive Systems Tennessee, Inc., Delphi Technologies, Inc., Delphi Automotive Systems Thailand, Inc., DREAL, Inc., Delphi China LLC, Environmental Catalysts, LLC, Delphi Connection Systems, Exhaust Systems Corporation, Delphi Corporation, MobileAria, Inc., Delphi Diesel Systems Corp., Packard Hughes Interconnect Company, Delphi Electronics (Holding) LLC, Specialty Electronics International Ltd., Delphi Foreign Sales Corporation, and Specialty Electronics, Inc.
If the Plan is consummated, on the Effective Date or as reasonably practicable thereafter, the Debtors will make distributions in respect of certain Classes of Claims and Interests as provided in the Plan no later than the Distribution Date.
B.	Treatment Of Claims And Interests
1.	Administrative Claims
Under the Plan and the procedures provided therein, Administrative Claims will be paid in full in Cash in the ordinary course or as otherwise agreed.
2.	Priority Tax Claims
Under the Plan, Priority Tax Claims will be paid (1) equal cash payments, including postpetition interest, over a period not to exceed six years after the assessment of the tax totaling the aggregate amount of the claim, (2) pursuant to other treatment that is agreed upon between the Debtors and the holder of the priority tax claim, or (3) payment in full in Cash plus postpetition interest.
3.	Other Claims And Interests
The Plan divides all other Claims against, and all Interests in, the Debtors into various Classes. The following table summarizes the classification of Claims and Interests under the Plan, the treatment of each such Class and the projected recovery under the Plan, if any, for each Class. The chart is not a complete description of any Class of Claims or Interests. For a more detailed discussion of the treatment of Claims and Interests against the Debtors, including additional information regarding the assumptions underlying the calculation of the projected recoveries, see Article V of the Plan.
Summary of Classification and Treatment of Claims and Interests in the Debtors

Class Designation	Plan Treatment of Allowed Claims	Projected Recovery Under
the Plan

General Unsecured	Delphi cannot predict with certainty the total amount of	100% of principal and
Claims	General Unsecured Claims that ultimately may be allowed.	applicable accrued
	Under the Plan, holders of Allowed General Unsecured	postpetition interest
	Claims (except for holders of TOPrS claims, who in	through the earlier of
	satisfaction of their contractual subordination will	the Confirmation Date or
	receive such consideration equal to 90% of such holders’	January 31, 2008
Allowed General Unsecured Claim, without accrued
postpetition interest) shall receive New Common Stock
and Discount Rights equal to 100% of such holders’
Allowed General

Unsecured Claim plus applicable Postpetition Interest.
The distribution of New Common Stock to holders of
General Unsecured Claims will equal approximately 78.4%
of such holders’ Allowed General Unsecured Claim, and
the remaining approximately 21.6% of such claim will be
satisfied through the pro rata distribution of Discount
Rights. The distribution of New Common Stock and
Discount Rights will be subject to certain rounding
provisions.

GM Claims	GM will receive all consideration set forth in the	Agreed Compromise
Delphi-GM Definitive Documents, including, without
limitation, (1) $1.073 billion (in liquidation amount)
in junior preferred securities, (2) $1.5 billion, of
which at least $750 million will be in Cash and the
remainder will be in a second lien note with market
terms, (3) retention of the GM Surviving Claims as
provided for in section 4.03 of the Settlement
Agreement, (4) the effectuation of the IRC Section
414(l) assumption as provided for in section 2.03 of the
Settlement Agreement, and (5) the releases as provided
for in sections 3.01, 4.02, and 4.03 of the Settlement
Agreement.

Section 510(b) Note	Holders of Section 510(b) Note Claims and Section 510(b)	Agreed compromise which
Claims and Section	Equity Claims will receive an Allowed Claim valued at	amounts to 100% recovery
510(b) Equity Claims	$179 million, which will receive the same treatment and	of principal amount of
	distribution as a General Unsecured Claim.	Allowed Claim based on a
distribution of New
Common Stock at Plan
Equity Value plus full
participation in the
Discount Rights Offering

Existing Common Stock	Delphi’s Existing Common Stock will be canceled on the	Total recovery of
	Effective Date. Each Holder of an allowed interest with	$348 million
respect to Existing Common Stock will receive a pro rata
distribution of (i) 461,552 shares of New Common Stock
having an aggregate Plan Equity Value of $27.5 million,
(ii) freely transferable six-month warrants to purchase
an additional $1.0 billion of New Common Stock of
Reorganized Delphi at an 9.0% premium to Plan Equity
Value, (iii) freely transferable seven-year warrants to
purchase 6,908,758 shares of New Common Stock of
Reorganized Delphi (which comprises 5% of the fully
diluted shares of Reorganized Delphi) at a 20.7% premium
to Plan Equity Value, (iv) freely transferable ten-year
warrants to purchase 2,819,901 shares of New Common
Stock of Reorganized Delphi (which comprises 2% of the
fully diluted shares of Reorganized Delphi) at Plan
Equity Value, and (v) non-transferable par value rights
to purchase up to 21,680,996 shares of the New Common
Stock of Reorganized Delphi at Plan Equity Value.

Section 510(b) ERISA	Holders of Section 510(b) ERISA Claims will receive an	Agreed compromise which
Claims	Allowed Claim valued at $24.5 million, which will	amounts to 100% recovery
	receive the same treatment and distribution as a General	of principal amount of
	Unsecured Claim.	Allowed Claim based on a
distribution of New
Common Stock at Plan
Equity Value plus full
participation in the
Discount Rights Offering

Other Interests	All Other Interests will be cancelled and holders of	0%
Other Interests will not receive a distribution under
the Plan on account of such Other Interests.

4.	Treatment of Intercompany Claims
At the option of Delphi with certain exceptions, Intercompany Claims will either be reinstated and treated in the ordinary course of business or eliminated, except that Intercompany Claims among Debtors that will be substantively consolidated as a Debtor group will be eliminated. The ultimate disposition of Intercompany Claims will be based upon business planning reasons of Reorganized Delphi and will not affect distributions to other creditors under the Plan.
5.	Compliance with Laws and Effects on Distributions
In connection with the consummation of the Plan, the Reorganized Debtors will comply with all withholding and reporting requirements imposed by federal, state, local or foreign taxing authorities, and all distributions under the Plan, whether in Cash, New Common Stock or other property, will be subject to applicable withholding and reporting requirements. All sales of New Common Stock under the Plan will be effected only in a manner complying with applicable securities laws.
C.	Executory Contracts And Unexpired Leases
1.	Assumption of Executory Contracts and Unexpired Leases
All executory contracts and unexpired leases as to which any of the Debtors is a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) shall have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) shall be the subject of a motion to reject pending on or before the Effective Date, (iii) shall have expired or terminated on or prior to December 31, 2007 (and not otherwise extended) pursuant to their own terms, (iv) are listed on the schedule of rejected executory contracts or unexpired leases attached to the Plan as an exhibit, or (v) are otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to this Article 8.l(a) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.
Notwithstanding the foregoing or anything else in Article VIII of the Plan, (i) all executory contracts or unexpired leases between GM and any of the Debtors shall receive the treatment described in the Delphi-GM Definitive Documents, (ii) all agreements, and exhibits or attachments thereto, between the Unions and Delphi shall receive the treatment described in Article 7.21 of the Plan and the Union Settlement Agreements, and (iii) all executory contracts memorializing Ordinary Course Customer Obligations shall receive the treatment described in Article 5.2 of the Plan.
D.	New Capital Stock Issuable On Effective Date
1.	Issuance of New Common Stock
On January 17, 2008 there were 565,025,907 shares of Existing Common Stock issued and outstanding. On the Effective Date, all shares of Existing Common Stock will be canceled and on or as soon as practicable after the Effective Date Reorganized Delphi will have outstanding up to 181,831,951 shares of New Common Stock, assuming conversion of all of the up to 35,381,155 shares of Convertible Preferred Stock that may be issued under the Plan (assuming the issuance of 16,508,176 shares of Series C Convertible Preferred Stock to GM under the Plan) (which are convertible at any time into shares of common stock of reorganized Delphi, initially on a one-for-one basis), exercise in full of rights in the rights offerings (or, in the case of the discount rights offering, the Investors’ backstop commitment), and exercise in full of the Warrants at the initial exercise price. On the Distribution Date, or as soon as reasonably practicable thereafter, Reorganized Delphi shall be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offerings and Investment Agreement. The issuance of the New Common Stock shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code or another exemption from registration under the Securities Act and applicable state securities laws.
2.	Registration Rights
Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors shall enter into a Registration Rights Agreement, with GM, the Plan Investors, and any Related Purchaser, Ultimate Purchaser

(each as defined in the Investment Agreement), affiliate of a Plan Investor who owns registrable securities, assignee, or transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement. All Holders of General Unsecured Claims which receive a distribution of 10% or more of the New Common Stock of Reorganized Delphi (each, a “10% Holder”) shall be granted, in the aggregate, one demand registration right; provided, that (i) in no event shall Reorganized Delphi be required to grant more than one demand registration right to any and all 10% Holders, (ii) such demand registration right shall not, in any way, conflict with the registration rights of GM or the Plan Investors, and (iii) 10% Holders shall not receive piggyback registration rights except with respect to a demand by another 10% Holder pursuant to this sentence.
3.	Listing On Securities Exchange Quotation System
Following the Effective Date, Delphi or Reorganized Delphi shall use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major U.S. securities exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, shall have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.
4.	Issuance Of New Preferred Stock
Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver the 9,478,887 shares of “Series A” and 9,394,092 shares of “Series B” New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11 of the Plan. The issuance and delivery of “Series A” and “Series B” New Preferred Stock shall be in accordance with the terms of the Investment Agreement.
Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi shall authorize, issue, and deliver 16,508,176 shares of “Series C” New Preferred Stock to GM. The issuance and delivery of the “Series C” New Preferred Stock shall be in accordance with the terms of the Delphi-GM Global Settlement Agreement and section 1145(a) of the Bankruptcy Code.
5.	New Warrants
a.	Seven-Year Warrants
On the Effective Date, Reorganized Delphi shall authorize, and no later than the Distribution Date, Reorganized Delphi shall issue and deliver the Seven-Year Warrants, pursuant to the terms of the Seven-Year Warrant Agreement, for 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises approximately 5% of the fully diluted New Common Stock) at a strike price of $71.93 per share (a 20.7% premium to the Plan Equity Value). The issuance of the Seven-Year Warrants and the New Common Stock underlying the Seven-Year Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Seven-Year Warrants shall be used by Reorganized Delphi for general corporate purposes.
b.	Six-Month Warrants
On the Effective Date, Reorganized Delphi shall authorize, and no later than the Distribution Date, Reorganized Delphi shall issue and deliver the Six-Month Warrants, pursuant to the terms of the Six-Month Warrant Agreement, to purchase up to $1 billion of shares New Common Stock of Reorganized Delphi at a strike price of $65.00 per share (a 9.0% premium to the Plan Equity Value). The issuance of the Six-Month Warrants and the New Common Stock underlying the Six-Month Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Six-Month Warrants shall be allocated in the following order: first, to redeem any shares of “Series C” New Preferred Stock distributed to GM, if any shares remain outstanding, at the preferred liquidation preference value as defined in an exhibit to the Delphi-GM Global Settlement Agreement; second, to redeem the GM Note(s), at par including accrued and unpaid interest; third, to be used by Reorganized Delphi for general corporate purposes. A registration statement relating to the Six-Month Warrants and the underlying shares of Common Stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
c.	Ten-Year Warrants
On the Effective Date, Reorganized Delphi shall authorize, and no later than the Distribution Date, Reorganized Delphi shall issue and deliver the Ten-Year Warrants, pursuant to the terms of the Ten-Year Warrant Agreement, for 2,819,901 shares of New Common Stock of Reorganized Delphi (which comprises approximately 2% of the fully diluted New Common Stock) at a strike price of $59.61 per share. The issuance of the Ten-Year Warrants and the New Common Stock underlying the Ten-Year Warrants shall be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Ten-Year Warrants shall be used by Reorganized Delphi for general corporate purposes.
E.	Rights Offerings
1.	Discount Rights Offering
Under the terms of Article 5.3 of the Plan and the Investment Agreement, Delphi will commence a Discount Rights Offering to generate gross proceeds of up to $1.575 billion. Discount Rights Offering Eligible Holders will be offered Discount Rights to purchase up to 41,026,309 shares of New Common Stock, in exchange for a Cash payment equal to $38.39 per share of New Common Stock (a 35.6% discount to the Plan Equity Value). Rights will be distributed to the Discount Rights Offering Eligible Holders based on each Discount Rights Offering Eligible Holders’ Pro Rata allocation of the Discount Rights, and in accordance with the Bankruptcy Court’s order granting the Debtors’ Rights Offering Estimation Motion, dated January 24, 2008 (the “Rights Offering Estimation Order”).
Under the terms of Article 5.3 of the Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors will be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to $38.64 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights will be available to Exercising Creditors (based upon such creditors’ underlying claims) on a Pro Rata basis (with respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights pursuant to the Discount Rights Offering will be issued on or as soon as practicable after the Effective Date.
A registration statement relating to the Discount Rights and the underlying shares of Common Stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
2.	Par Value Rights Offering
Through the Par Value Rights Offering, 21,680,996 shares of New Common Stock will be made available for subscription to holders of Existing Common Stock. Of the 21,680,996 shares of New Common Stock made available through the Par Value Rights Offering, 7,421,644 shares of the New Common Stock will consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $59.61 per share): (a) 648,745 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock distributable to the UAW, IUE-CWA, and USW (the “Contributing Unions”) based on such unions’ Allowed Claims, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 7,421,644 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (a) and (b) (the “Contributing Creditors”).
Under the terms of Article 5.7 of the Plan, Delphi will commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date will be offered the opportunity to purchase its Pro Rata portion of 21,680,996 shares of New Common Stock, in exchange for a Cash payment equal to $59.61 per share of New Common Stock; except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering will not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock.
Proceeds, if any, generated by the Par Value Rights Offering will be allocated in the following order:
First, up to $850 million, to satisfy the amount, if any, by which the Liquidity Amount (as defined in an exhibit to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in an exhibit to the Delphi-GM Global Settlement Agreement));

Second, up to $850 million less the amount, if any allocated pursuant to the first allocation described above, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;
Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i) of the Plan;
Fourth, up to $850 million less the amounts, if any, allocated pursuant to the first and second allocations described above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $59.61 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and
Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New Common Stock contributed by Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i) of the Plan.
All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings will be issued on or as soon as practicable after the Effective Date.
A registration statement relating to the Par Value Rights and the underlying shares of Common Stock has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
F.	Cancellation Of Stock And Related Obligations
On the Effective Date, except as otherwise specifically provided for herein or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under this Plan, shall be cancelled; provided, however, that Interests in the Affiliate Debtors shall not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under this Plan, as the case may be, shall be released and discharged; provided, however, that any agreement (including the Indentures) that governs the rights of a holder of a Claim and that is administered by an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) shall continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article IX of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided further, however, that the preceding proviso shall not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors shall not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 9.5 of the Plan; provided further, however, that nothing herein shall preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
G.	Exit Financing
On the Effective Date, the Reorganized Debtors shall receive the proceeds of the Exit Financing Arrangements, in the aggregate amount necessary to implement the Plan and within the terms of the conditions previously approved by the Bankruptcy Court as described in the exit financing engagement letter and term sheet, as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the

DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, satisfy the conditions of the Investment Agreement and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements.
The Debtors’ ability to fund Cash distributions under the Plan, and therefore consummate the Plan in its present form, is dependent, in part, upon the Debtors’ ability to obtain the Exit Financing Arrangements. Recent conditions in the credit markets beyond the Debtors’ control have substantially decreased the amount of credit available to potential borrowers and have increased the cost of such credit. If such conditions continue, the Debtors’ ability to obtain a commitment for the Exit Financing Arrangements on acceptable terms may be limited. Accordingly, there can be no assurances that the Debtors will obtain Exit Financing Arrangements as contemplated by the Plan. If the Debtors are unable to obtain such Exit Financing Arrangements, the Debtors may be unable to consummate the Plan without substantial modifications.
H.	Effect Of Confirmation
1.	Revesting Of Assets
Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) will revest in each of the Debtors which owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights, and Interests of creditors and equity security holders. As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.
2.	Discharge Of Debtors
Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
3.	Releases And Injunction To Enforce Releases And Exculpation In The Plan
The Plan proposes to release and exculpate various parties and to enjoin the pursuit of any claims subject to the releases and exculpation. The releases generally provide that the Debtors, the Debtors’ present and certain former officers and directors, the official committee of unsecured creditors, the official committee of equity security holders, the DIP agent, the DIP lenders, all professionals retained in these cases, the plan investors, the unions representing the Debtors’ employees and former employees, GM, and certain related persons and entities, will receive releases from the Debtors’ present and former creditors and equity security holders, certain hourly employees and former employees of the Debtors, and certain related persons and entities, with respect to any claims or causes of actions existing as of the effective date of the Plan that relate to the Debtors or the Debtors’ chapter 11 cases. These released parties will also be exculpated generally from Debtor-related liability by all parties.
4.	Setoffs
Subject to Article 11.13 of the Plan, the Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.
I.	Information As To Assets And Liabilities Of Registrant
Information as to the assets and liabilities of the Company as of September 30, 2007 is incorporated herein by this reference from the unaudited consolidated financial statements (particularly the “ Consolidated Balance Sheets as of September 30, 2007 (Unaudited)”) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 as filed with the Securities and Exchange Commission (the “2007 Third Quarter Form 10-Q”) and should be read in conjunction with the notes thereto, and the additional financial information set forth in Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the 2007 Third Quarter Form 10-Q.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
The disclosure contained in Item 1.01 of this current report on Form 8-K, which describes the terms of the Delphi Corporation 2007 Short-Term Incentive Plan, the Delphi Corporation 2007 Long-Term Incentive Plan, the Delphi Corporation Supplemental Executive Retirement Program and the Delphi Corporation Salaried Retirement Equalization Savings Program, is incorporated herein by reference.
ITEM 8.01 OTHER EVENTS
On January 25, 2008, the Bankruptcy Court issued an order approving the final settlement of certain multi-district litigation described below. The following is a summary of the litigation and the principal terms of the settlement as it relates to the Company and its affiliates and related parties and is qualified in its entirety by reference to the previously filed agreements that were submitted to the Bankruptcy Court for approval and attached as Exhibit 99(a), Exhibit 99(b), and Exhibit 99(c) to the Company’s Current Report on Form 8-K filed on September 5, 2007 and the addendum referenced below containing certain modifications to the agreements attached as Exhibit 99(f) hereto.
Delphi, along with certain of its subsidiaries and certain current and former directors, officers and employees of the Company or its subsidiaries, and others are named as defendants in several lawsuits filed following the Company’s announced intention to restate certain of its financial statements in 2005. Through mediated settlement discussions, on August 31, 2007, representatives of Delphi, Delphi’s insurance carriers, certain current and former directors and officers of Delphi, and certain other defendants involved in the securities actions, Employee Retirement Income Security Act (“ERISA”) actions, and shareholder derivative actions in consolidated proceedings (the “Multidistrict Litigation” or “MDL”), reached an agreement with the lead plaintiffs in the Securities Actions (the “Lead Plaintiffs”) and named plaintiffs in the amended ERISA Action (the “ERISA Plaintiffs”) resulting in a $361 million settlement of the Multidistrict Litigation (the “MDL Settlements”).
On September 5, 2007 the U.S. District Court for the Eastern District of Michigan (the “District Court”) entered an order preliminarily certifying the class and approving the settlement and scheduled the matter for a fairness hearing on November 13, 2007. On November 13, 2007, the District Court conducted the fairness hearing and took the matter under advisement. On October 25, 2007, the Bankruptcy Court entered an order preliminarily approving the MDL Settlements subject to final consideration at the confirmation hearing on Delphi’s Plan and the Bankruptcy Court’s consideration of certain objections that may be filed as to the MDL Settlements. On December 4, 2007, the District Court held another hearing to consider proposed modifications to the MDL Settlements (the “Modified MDL Settlements”), and tentatively approved the Modified MDL Settlements, after determining that the modifications were at least neutral to the Lead Plaintiffs and potentially provide a net benefit to the Lead Plaintiffs. The District Court approved the Modified MDL Settlements in an opinion and order issued on January 10, 2008 and amended on January 11, 2008, and it entered final orders and judgments dated January 23, 2008 with respect to the securities and ERISA actions. A copy of an addendum setting forth the modifications to the MDL Settlements is attached as Exhibit 99(f) hereto.
Under the terms of the Modified MDL Settlements, the Lead Plaintiffs and the ERISA Plaintiffs will receive claims that will be satisfied through Delphi’s final Plan as confirmed by the Bankruptcy Court pursuant to the Confirmation Order described under Item 1.03 of this Current Report. The Lead Plaintiffs will be granted an allowed claim in the face amount of $179 million, which will be satisfied by Delphi providing $179 million in consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under its Plan. Additionally, the Lead Plaintiffs will receive $15 million to be provided by a third party. Delphi has also agreed to provide the Lead Plaintiffs, on behalf of the class members, the ability to exercise their rights in the anticipated discount rights offering in connection with the Debtors’ Plan through a notice mechanism and a pledge of cash collateral. If an individual plaintiff opts out of the settlement reached with the Lead Plaintiffs and ultimately receives an allowed claim in Delphi’s chapter 11 cases, the amount received by the opt-out plaintiff will be deducted from the settlement reached with the Lead Plaintiffs. Delphi will object to any claims filed by opt-out plaintiffs in the Bankruptcy Court, and will seek to have such claims expunged. The settlement with the ERISA Plaintiffs is structured similarly to the settlement reached with the Lead Plaintiffs. The ERISA Plaintiffs’ claim will be allowed in the amount of approximately $25 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to pay holders of general unsecured claims under the Plan. Unlike the settlement reached with the Lead Plaintiffs, the ERISA Plaintiffs will not be able to opt out of their settlement.
In addition to the amounts to be provided by Delphi from the above described claims in its chapter 11 cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds of up to approximately $89 million, including a portion of the remainder of any insurance proceeds that are not used by certain former officers and directors who are named defendants in various actions, and a distribution of approximately $2 million from certain underwriters named as defendants in the Securities Actions. In addition, Delphi’s insurance carriers have also agreed to provide $20 million to fund any legal expenses incurred by certain of the former officer- and director-named defendants in defense of any future civil actions arising from the allegations raised in the Securities Actions. The ERISA Plaintiffs will also receive a distribution of insurance proceeds in the amount of approximately $22 million. Settlement amounts from insurers and underwriters were paid and placed in escrow by September 25, 2007 pending Bankruptcy Court approval.
The MDL Settlements include a dismissal with prejudice of the ERISA and Securities Actions and a full release as to certain named defendants, including Delphi, Delphi’s current directors and officers, the former directors and officers who are named defendants, and certain of the third-party defendants. The Company also received a demand from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties. The Company appointed a committee of the Board of Directors (the “Special Committee”) to evaluate the shareholder demand. As a component of the MDL Settlements, the Special Committee determined not to assert these claims; however, it has retained the right to assert the claims as affirmative defenses and setoffs against any action to collect on a proof of claim filed by those individuals named in the demand for derivative action should the Company determine that it is in its best interests to do so.
As a result of the MDL Settlements, as of November 30, 2007, Delphi has a liability of $361 million recorded for this matter. The expense for this matter is $353 million for the eleven months ended November 30, 2007. As previously disclosed, Delphi maintains directors and officers insurance providing coverage for losses incurred by the Company of up to $100 million, subject to a $10 million deductible. Delphi had previously recorded an initial reserve in the amount of its $10 million insurance deductible, and net of related payments, had an $8 million liability recorded as of March 31, 2007. Based on the modifications to the MDL Settlements described above, Delphi reduced its liability by approximately $10 million during December 2007. As discussed above, in conjunction with the MDL settlement, Delphi expects to receive recoveries of $148 million for the settlement amounts from insurers, underwriters and third-party reimbursements and will record such recoveries upon Delphi’s emergence expected in the first quarter of 2008. As provided in the Confirmation Order, the MDL Settlements are contingent upon the Effective Date occurring, and if, for any reason, we cannot emerge as contemplated, the MDL Settlements will become null and void.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits. The following exhibits are being filed as part of this report.

Exhibit
Number	Description
99(a)	Delphi Corporation 2007 Short-Term Incentive Plan
99(b)	Delphi Corporation 2007 Long-Term Incentive Plan
99(c)	Delphi Corporation Supplemental Executive Retirement Program
99(d)	Delphi Corporation Salaried Retirement Equalization Savings Program
99(e)	Confirmed Joint Plan of Reorganization of Delphi Corporation and Certain Affiliates, Debtors and Debtors-in-Possession
99(f)	Stipulation Modifying Agreement of Settlement With Certain Defendants — Securities Actions, entered into January 17, 2008

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI CORPORATION
(Registrant)
Date: January 30, 2008

By:	/s/ JOHN D. SHEEHAN
John D. Sheehan,
Vice President and Chief Restructuring Officer